EXHIBIT 11


                         MERCURY WASTE SOLUTIONS, INC.
                 COMPUTATION OF DILUTED INCOME (LOSS) PER COMMON
                           AND COMMON EQUIVALENT SHARE

                                                       Twelve        Twelve
                                                       Months         Months
                                                       Ended          Ended
                                                     December 31,  December 31,
                                                       1998           1997
                                                    ------------- -------------

Computation of weighted average number of common shares outstanding and common stock equivalent shares:

    Common shares outstanding at the beginning of
    the period                                         3,464,097    2,249,097

    Weighted average number of shares issued during
    the period                                            15,956      978,233

    Common equivalent shares attributed to stock
    options and warrant granted                           78,805       34,415(A)

    Common stock issued                                        -      236,767(B)
                                                      ----------   ----------
        Weighted average number of common and common
        equivalent shares on a diluted basis           3,558,858    3,498,512
                                                      ==========   ==========

Net Income (loss)                                     $  391,539  $(1,173,089)
                                                      ==========  ===========

Diluted Income (loss) per common and equivalent
  shares                                              $     0.11  $      (.34)
                                                      ==========  ===========

(A) All stock options and warrants are anti-dilutive, however, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options and warrants granted with the exercise price below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods presented, using the treasury stock method.

(B) Pursuant to the Securities and Exchange Commission SAB 83, all stock issued at a price below the assumed initial offering price issued during the twelve-month period preceding the date of the initial filing of the Registration Statement has been included in the calculation of common stock as if it was outstanding for all periods presented.